                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                   Exhibit 11

                       Computation of Per Share Earnings

                  Years ended December 31, 1995, 1994 and 1993

                    (In thousands, except per share amounts)

                                                                1995             1994              1993
                                                            -----------       -----------       -----------
Primary earnings per common share
---------------------------------

Net earnings                                                $    20,670       $    14,659       $    11,439
Preferred stock dividend                                         (1,200)             (450)
                                                            -----------       -----------       -----------
                                                            $    19,470       $    14,209       $    11,439
                                                            ===========       ===========       ===========

Average common shares outstanding                                35,857            33,091            30,654

Average common share equivalents:
  Options                                                         2,515             2,476             2,352
  Warrants                                                           77               147               882
                                                            -----------       -----------       -----------
Average number of common shares and
 common share equivalents outstanding                            38,449            35,714            33,888
                                                            ===========       ===========       ===========

Primary earnings per common share                               $   .51           $   .40           $   .34
                                                            ===========       ===========       ===========

Fully diluted earnings per common share
---------------------------------------

Primary net earnings                                             20,670            14,659            11,439
Preferred stock dividend                                                             (450)
Interest expense, net of income tax expense                         846             1,000             1,007
                                                            -----------       -----------       -----------
                                                            $    21,516       $    15,209       $    12,446
                                                            ===========       ===========       ===========
Average number of common shares and
 common share equivalents outstanding                            42,393            35,714            33,888

Additional shares issuable                                        6,908             8,409             9,070
                                                            -----------       -----------       -----------
Average number of common shares
 assuming full dilution                                          49,301            44,123            42,958
                                                            ===========       ===========       ===========

Fully diluted earnings per common share                         $   .44           $   .34           $   .29
                                                            ===========       ===========       ===========